Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

among:

TURNING POINT BRANDS, INC.,
a Delaware corporation;

STANDARD MERGER SUB, LLC,
a Delaware limited liability company; and

STANDARD DIVERSIFIED INC.,
a Delaware corporation

Dated as of April 7, 2020

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(continued)

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(continued)

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(continued)

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Schedules:

Exhibits:
Exhibit A	Definitions

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of April 7, 2020, by and among Turning Point Brands, Inc., a Delaware corporation (“TPB”), Standard Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of TPB (“Merger Sub”), and Standard Diversified Inc., a Delaware corporation (“SDI”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. TPB and SDI intend to effect a merger of SDI with and into Merger Sub (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, SDI will cease to exist and Merger Sub will survive as a wholly owned Subsidiary of TPB.

B. The Parties intend that the Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

C. The board of directors of TPB, based on the recommendation of a special committee of the board of directors of TPB (the “TPB Special Committee”), has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of TPB and its stockholders, and (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of TPB Common Stock to the SDI Stockholders pursuant to the terms of this Agreement.

D. The sole stockholder of Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The board of directors of SDI, based on the recommendation of a special committee of the board of directors of SDI (the “SDI Special Committee”), has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of SDI and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of TPB Common Stock to the SDI Stockholders pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the SDI Stockholders vote to approve the SDI Stockholder Matters.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

1.           DESCRIPTION OF TRANSACTION

1.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, SDI shall be merged with and into Merger Sub, and the separate existence of SDI shall cease. Merger Sub will continue as the surviving entity in the Merger (the “Surviving Company”).

1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL and DLLCA.

1.3   Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place remotely as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as TPB and SDI may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in a form reasonably acceptable to TPB and SDI (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of TPB and SDI (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4     Certificate of Formation and Bylaws; Directors and Officers. At the Effective Time:

(a)   the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation; and

(b)    the managers and officers of the Surviving Company, each to hold office in accordance with the Organizational Documents of the Surviving Company, shall be the managers and officers of Merger Sub.

1.5     Conversion of Shares.

(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of TPB, Merger Sub, SDI or any stockholder of SDI or TPB:

(i)      any shares of SDI Common Stock held as treasury stock or held or owned by TPB, Merger Sub or any Subsidiary of TPB immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)     any shares of TPB Common Stock held or owned by SDI immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii)   subject to Section 1.5(c) each share of SDI Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i)) shall be automatically converted solely into the right to receive a portion of the Stock Merger Consideration equal to a fraction of a share of TPB Common Stock equal to (A) the total number of shares of TPB Common Stock constituting the Stock Merger Consideration, divided by (B) (1) the total number of shares of SDI Common Stock outstanding at such date (excluding shares to be canceled pursuant to Section 1.5(a)(i)) plus (2) the total number of shares of SDI Common Stock underlying all SDI Restricted Stock Awards and SDI RSU Awards that will vest as contemplated by Section 1.5(b), but only to the extent such shares were not outstanding prior to such vesting.  Such fraction of a share of TPB Common Stock shall be referred to herein as the “Per Share Merger Consideration.” All such shares of SDI Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)   Immediately prior to the Effective Time, any and all outstanding issuance and forfeiture conditions on any shares of SDI Common Stock subject to any SDI Restricted Stock Awards or SDI RSU Awards shall be deemed satisfied in full, contingent upon the consummation of the Merger, and the holders of SDI Restricted Stock Awards or SDI RSU Awards will be entitled to receive promptly, and in any event within ten (10) Business Days, after the Effective Time, the Per Share Merger Consideration in respect of each such share of SDI Common Stock, less applicable Taxes and withholdings, with such holder’s aggregate portion of merger consideration rounded up to the next whole share of TPB Common Stock.

(c)     No fractional shares of TPB Common Stock shall be issued in connection with the Merger. Any holder of SDI Common Stock who would otherwise be entitled to receive a fraction of a share of TPB Common Stock (after aggregating all fractional shares of TPB Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section 1.8 and any accompanying documents as required therein, have such holder’s portion of the merger consideration rounded up to the next whole share of TPB Common Stock.

(d)    All SDI Options outstanding immediately prior to the Effective Time under the SDI Plan shall be treated in accordance with Section 5.5.

(e)     Each share of Merger Sub shall, as of the Effective Time, become a share of the Surviving Company.

(f)    Notwithstanding the other provisions of this Section 1.5, the Stock Merger Consideration, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into TPB Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of SDI Common Stock or TPB Common Stock outstanding after the date hereof and prior to the Effective Time so as to provide the holders of shares of SDI Common Stock with the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit SDI to take any action with respect to its securities that is prohibited by Section 4.1(b).

1.6    Closing of SDI’s Transfer Books. At the Effective Time: (a) all shares of SDI Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of SDI Common Stock that were outstanding immediately prior to the Effective Time (each such certificate, a “SDI Stock Certificate”) or shares of SDI Common Stock held in direct registration form (“SDI Book Entry Shares”) shall cease to have any rights as SDI Stockholders except the right to receive the Per Share Merger Consideration (as rounded up to the next whole share of TPB Common Stock); and (b) the stock transfer books of SDI shall be closed with respect to all shares of SDI Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of SDI Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid SDI Stock Certificate previously representing any shares of SDI Common Stock, including any valid SDI Stock Certificate representing any shares of SDI Preferred Stock previously converted into shares of SDI Common Stock, is presented to the Exchange Agent or to the Surviving Company, such SDI Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.7    Net Liabilities. No less than three Business Days prior to the Effective Time, SDI will deliver to TPB a statement showing SDI’s best estimate of the Net Liabilities as of the Effective Time (the “Net Liabilities Estimate”), which statement will be certified as true, complete and correct to the knowledge of the Chief Financial Officer or Chief Executive Officer of SDI.  The Net Liabilities Estimate will be consistent with the books and records of SDI and its financial statements (as prepared in accordance with GAAP).

1.8     Payment Procedures.

(a)   Prior to the Effective Time, TPB shall appoint EQ Shareowner Services or such other bank or trust company reasonably acceptable to SDI to act as exchange and paying agent (the “Exchange Agent”) for the payment of the Stock Merger Consideration and the Fractional Share Consideration. At or prior to the Effective Time, TPB shall deposit with the Exchange Agent evidence of book entry shares representing the TPB Common Stock issuable pursuant to Section 1.5. The TPB Common Stock constituting the Stock Merger Consideration and the Fractional Share Consideration, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)   Promptly after the Effective Time, TPB shall cause the Exchange Agent to mail to the SDI Stockholders who were record holders of shares of SDI Common Stock that were converted into the right to receive a portion of the Stock Merger Consideration a letter of transmittal in customary form and containing such provisions as TPB may reasonably specify (with all other documentation required to be delivered pursuant to the letter of transmittal) (together, the “Letter of Transmittal”), including instructions for surrendering to the Exchange Agent such holder’s SDI Common Stock in exchange for shares of TPB Common Stock and specifying that delivery shall be effected, and risk of loss and title to any SDI Stock Certificates or SDI Book Entry Shares shall pass, only upon delivery of such SDI Stock Certificates or SDI Book Entry Shares to the Exchange Agent.

(c)    After the Effective Time, upon surrender of a SDI Stock Certificate for cancelation, if applicable, together with delivery to the Exchange Agent of a Letter of Transmittal, duly completed and duly executed in accordance with the instructions thereto, such SDI Stockholder shall be entitled to receive in exchange therefor book entry shares representing such SDI Stockholder’s portion of the Stock Merger Consideration (in a number of whole shares of TPB Common Stock) that such SDI Stockholder has the right to receive pursuant to the provisions of Section 1.5(a) (and any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c)). Until surrendered as contemplated by this Section 1.8(c), any SDI Stock Certificate or SDI Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender such SDI Stockholder’s portion of the Stock Merger Consideration (and any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c)) in exchange for SDI Common Stock held by such SDI Stockholder pursuant to this Agreement. A SDI Stockholder shall not be entitled to receive any portion of the Stock Merger Consideration to which they are otherwise entitled until such SDI Stockholder properly delivers a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or TPB. The Stock Merger Consideration, any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c), and any dividends or other distributions as are payable pursuant to Section 1.8(d) shall be deemed to have been in full satisfaction of any and all rights pertaining to SDI Common Stock. The terms and conditions of the Letter of Transmittal were specifically negotiated by TPB, SDI and Merger Sub as an inducement for TPB, SDI and Merger Sub to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement.

(d)    No dividends or other distributions with respect to TPB Common Stock with a record date after the Effective Time shall be paid to the holder of any SDI Stock Certificate or SDI Book Entry Share, until the surrender of such SDI Stock Certificate or SDI Book Entry Share in accordance with this Section 1.8. Subject to Section 1.8(f), following surrender of any such SDI Stock Certificate or SDI Book Entry Share, there shall be paid to the holder of the TPB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of TPB Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of TPB Common Stock.

(e)    If payment is to be made to a Person other than the SDI Stockholder in whose name such surrendered shares are registered on the stock transfer books of SDI, it shall be a condition of payment that such Person shall have properly delivered a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or TPB, and paid all applicable transfer and other Taxes required by reason of such payment to a Person other than the registered holder of SDI Common Stock surrendered or shall have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not applicable.

(f)     Any portion of the Exchange Fund that remains undistributed as of the date that is one (1) year after the Closing Date shall be delivered to TPB upon demand, and any former holders of SDI Common Stock who have not theretofore properly delivered a duly executed Letter of Transmittal (with all other documentation required to be delivered pursuant to the Letter of Transmittal) and such other documents as may be reasonably required by the Exchange Agent or TPB in accordance with this Section 1.8 shall thereafter look only to TPB for satisfaction of their claims for a portion of the Stock Merger Consideration, any additional whole share of TPB Common Stock payable pursuant to the provisions of Section 1.5(b) and Section 1.5(c), or any dividends or distributions with respect to shares of TPB Common Stock.

(g)    No Party shall be liable to any SDI Stockholder or to any other Person with respect to any shares of TPB Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law, Tax Law or other similar Law.

1.9     Appraisal Rights. No right to fair value or appraisal, dissenters’ or similar rights provided by Section 262 of the DGCL shall be available to holders of shares of SDI Common Stock with respect to the Merger .

1.10  Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of SDI, then the officers and managers of the Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of SDI, in the name of Merger Sub, in the name of the Surviving Company and otherwise) to take such action.

1.11   Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any SDI Stockholder or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. The payor shall provide commercially reasonable notice to the payee upon becoming aware of any such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding; provided, however, that the failure to provide such notice shall not limit the right of the Parties or the Exchange Agent to deduct and withhold if such deduction or withholding is required by law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body on behalf of the Person from who such amounts are withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

2.           REPRESENTATIONS AND WARRANTIES OF SDI

Subject to Section 10.12(h), except (a) as set forth in the disclosure letter delivered by SDI to TPB (the “SDI Disclosure Letter”) or (b) as disclosed in the SDI SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof, (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature, and (iii) in no event will any disclosure in the SDI SEC Documents qualify or limit the representations and warranties in Sections 2.1, 2.2, 2.3, 2.6 or 2.20), SDI represents and warrants to TPB and Merger Sub as follows:

2.1     Due Organization; Subsidiaries.

(a)    SDI is duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(b)    SDI is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a SDI Material Adverse Effect.

(c)    SDI has no Subsidiaries, except for the Entities identified in Section 2.1(c) of the SDI Disclosure Letter; and neither SDI nor any of the Entities identified in Section 2.1(c) of the SDI Disclosure Letter owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 2.1(c) of the SDI Disclosure Letter. Each Subsidiary of SDI is a corporation or other legal Entity duly organized, validly existing and, if applicable, in good standing and licensed and qualified to do business under the Laws of the jurisdiction of its organization and all jurisdictions where the nature of its business requires such licensing or qualification and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not reasonably be expected to have a SDI Material Adverse Effect.

(d)    SDI has consummated a transaction whereby it has sold all of the equity interests in Standard Outdoor and as a result of such transaction all assets and liabilities relating to Standard Outdoor were conveyed to and assumed by the buyer of Standard Outdoor, and SDI has no ongoing Liability relating to (i) Standard Outdoor or (ii) the transaction in which Standard Outdoor was sold.

2.2    Organizational Documents. SDI has made available to TPB accurate and complete copies of the Organizational Documents of SDI and each of its Subsidiaries in effect as of the date of this Agreement. Neither SDI nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

2.3     Authority; Binding Nature of Agreement.

(a)    SDI has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the Transaction Documents to which it is a party, subject to receipt of the Required SDI Stockholder Vote, to perform its obligations hereunder and to consummate the Contemplated Transactions. The SDI Board (at meetings duly called and held) has, based on the recommendation of the SDI Special Committee, unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of SDI and the SDI Stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the SDI Stockholders vote in favor of the SDI Stockholder Matters. As of the date of this Agreement, none of the aforementioned actions by the SDI Board has been amended, rescinded or modified. As of the date of this Agreement, except for obtaining the Required SDI Stockholder Vote, no other corporate proceedings by SDI are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions. As of the Closing Date, no other corporate proceedings by SDI are necessary to authorize this Agreement and the Transaction Documents, or to consummate the Contemplated Transactions.

(b)   This Agreement has been duly executed and delivered by SDI and assuming the due authorization, execution and delivery by TPB and Merger Sub, constitutes the legal, valid and binding obligation of SDI, enforceable against SDI in accordance with its terms, subject to the Enforceability Exceptions.

2.4     Vote Required. The affirmative vote of a majority of the aggregate voting power of outstanding shares of SDI Common Stock voting as a single class, outstanding on the record date for a meeting (collectively, “SDI Stockholder Approval”) and entitled to vote thereon (collectively, the “Required SDI Stockholder Vote”), is the only vote of the holders of any class or series of SDI Common Stock necessary to adopt this Agreement and approve the SDI Stockholder Matters.

2.5     Non-Contravention; Consents. Subject to obtaining the Required SDI Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and DLLCA, the expiration or termination of any waiting period under the HSR Act and any applicable foreign competition Laws, neither (x) the execution, delivery or performance of this Agreement by SDI, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of any of the provisions of SDI’s Organizational Documents;

(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of SDI give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which SDI or its Subsidiaries, or any of the assets owned or used by SDI or its Subsidiaries, is subject, except as would not reasonably be expected to have a SDI Material Adverse Effect;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by SDI or its Subsidiaries, except as would not reasonably be expected to have a SDI Material Adverse Effect;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any SDI Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any SDI Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any SDI Material Contract; (iii) accelerate the maturity or performance of any SDI Material Contract; or (iv) cancel, terminate or modify any term of any SDI Material Contract, except in the case of any non-material breach, default, penalty or modification; or

(e)     result in the imposition or creation of any Encumbrance upon or with respect to (i) the Owned Shares or (ii) any other material asset owned or used by SDI or its Subsidiaries.

Except for (i) any Consent set forth on Section 2.5 of the SDI Disclosure Letter under any SDI Contract, (ii) the Required SDI Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (iv) such Consents as may be required under applicable federal and state securities Laws, the HSR Act, and all applicable foreign competition Laws, if any, neither SDI nor any of its Subsidiaries is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery or performance of this Agreement and the Transaction Documents or (B) the consummation of the Contemplated Transactions. The SDI Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Transaction Documents and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement and the Transaction Documents, or any of the Contemplated Transactions.

2.6     Capitalization; Ownership of the Owned Shares.

(a)    The authorized capital stock of SDI as of the Business Day immediately prior to the date of this Agreement, consists of (i) 300,000,000 authorized shares of SDI Class A Common Stock, of which 8,884,183 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (ii)  30,000,000 authorized shares of SDI Class B Common Stock, of which 7,699,124 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (iii) 50,000,000 authorized shares of preferred stock, $0.01 par value, of which none were issued and outstanding; (iv) 64,714 shares of SDI Common Stock were subject to outstanding SDI Restricted Stock Awards; and (v) no shares of SDI Common Stock were subject to outstanding SDI RSU Awards. No shares of SDI Class A Common Stock are held by SDI as treasury shares as of the Business Day immediately prior to the date of this Agreement.  No shares of SDI Class B Common Stock are held by SDI as treasury shares as of the Business Day immediately prior to the date of this Agreement.  There are no accrued or declared but unpaid dividends on any SDI Common Stock or the capital stock of any of SDI’s Subsidiaries.

(b)    All of the outstanding shares of SDI Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of SDI have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by SDI or another Subsidiary of SDI, free and clear of any Encumbrances. Except as set forth in the bylaws of SDI or the Investor Agreements, none of the outstanding shares of SDI Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of SDI Common Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of SDI and the Investor Agreements, there is no SDI Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of SDI Common Stock. SDI is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of SDI Common Stock or other Equity Interests. Section 2.6(b) of the SDI Disclosure Letter accurately and completely lists all repurchase or forfeiture rights held by SDI with respect to shares of SDI Common Stock (including shares issued pursuant to the exercise of stock options).

(c)    Except for the SDI Plan, SDI does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Under the SDI Plan (i) no options to purchase shares of SDI Class A Common Stock have been granted and are currently outstanding; and (ii) 982,183 shares of SDI Class A Common Stock remain available for future issuance to officers, directors, employees and consultants of SDI. SDI has made available to TPB an accurate and complete copy of the SDI Plan and the form of stock option agreement used to evidence outstanding options granted thereunder.

(d)    There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of SDI or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of SDI or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of SDI or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to SDI or any of its Subsidiaries.

(e)     All outstanding shares of SDI Common Stock, SDI Options and other Equity Interests of SDI and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

(f)    SDI is the sole record and beneficial owner of 9,842,373 shares of TPB Common Stock (collectively, the “Owned Shares”), has good and valid title to the Owned Shares, and has no other Equity Interests in TPB. Other than this Agreement: (i) there is no Encumbrance over or affecting any of the Owned Shares, nor is there any agreement or commitment of TPB to create any such Encumbrance and no Person has claimed any right or interest with respect to the Owned Shares, nor is there any basis for such a claim, and (ii) no Contract exists between SDI and any other Person (other than TPB) with respect to the Owned Shares.

2.7     Financial Statements.

(a)    Reference is made to SDI’s audited consolidated balance sheets at December 31, 2019 and December 31, 2018 together with related audited consolidated statements of income, stockholders’ equity and cash flows, and notes thereto, of SDI for the fiscal years then ended, as reflected in the SDI Form 10-K, as filed with the SEC on March 16, 2020 (collectively, the “SDI Financials”). The SDI Financials were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements and except that the unaudited SDI Financials may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material) applied on a consistent basis throughout the periods indicated and fairly present, in all material respects, the financial position and operating results of SDI and its consolidated Subsidiaries (including TPB), as of the dates and for the periods indicated therein.

(b)   Each of SDI and its Subsidiaries maintains accurate books and records reflecting their assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the financial statements of SDI and its Subsidiaries in conformity with GAAP and to maintain accountability of SDI’s and its Subsidiaries’ assets. SDI and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(c)    Since January 1, 2017, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Principal Executive Officer, Principal Financial Officer, or General Counsel of SDI, or the SDI Board or any committee thereof. Since January 1, 2017, neither SDI nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by SDI and its Subsidiaries, (ii) any fraud, whether or not material, that involves SDI, any of its Subsidiaries, SDI’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SDI and its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

2.8     Absence of Changes. Since the date of the SDI Most Recent Balance Sheet, and as of the date of this Agreement, SDI has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations, and transactions related thereto) and there has not been any (a) SDI Material Adverse Effect or (b) action, event, or occurrence that would have required consent of TPB pursuant to Section 4.1(b) had such action, event, or occurrence taken place after the execution and delivery of this Agreement.

2.9    Absence of Undisclosed Liabilities. Neither SDI nor any of its Subsidiaries has any Liability, Indebtedness, obligation, or expense of any kind, individually or in the aggregate, except for: (a) Liabilities or Indebtedness disclosed, reflected, or reserved against in the SDI Most Recent Balance Sheet; (b) Liabilities that have been incurred by SDI or its Subsidiaries since the date of the SDI Most Recent Balance Sheet in the Ordinary Course of Business, none of which, individually or the aggregate, are material to SDI; (c) Liabilities for the performance of obligations of SDI or any of its Subsidiaries under SDI Contracts (excluding any Liabilities arising from or related to any breach of any SDI Contract); (d) SDI Transaction Expenses and (e) Liabilities which would not, individually or in the aggregate, reasonably be expected to be material to SDI (both where the ownership of capital stock of TPB is and is not excluded from such materiality determination).

2.10   Title to Assets. Each of SDI and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to SDI or its business, including: (a) all tangible assets reflected on the SDI Most Recent Balance Sheet; and (b) all other tangible assets reflected in the books and records of SDI or any of its Subsidiaries as being owned by SDI or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by SDI or its Subsidiaries free and clear of any Encumbrances. No new assets have been acquired by SDI or any of its Subsidiaries since the date of the SDI Most Recent Balance Sheet.

2.11   Real Property; Leasehold. Neither SDI nor any of its Subsidiaries owns or has ever owned any real property. Section 2.11 of the SDI Disclosure Letter sets forth an accurate and complete list of all real properties with respect to which SDI directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by SDI or any of its Subsidiaries. SDI has made available to TPB true and correct copies of all leases under which any such real property is possessed (the “SDI Real Estate Leases”), each of which is in full force and effect, with no existing default thereunder by any party, and no event has occurred which with the passage of time and/or the giving of notice would constitute a default thereunder by any party. There are no real property leases or Contracts to which SDI or any of its Subsidiaries is a party granting SDI or any of its Subsidiaries the right to use or occupy any real property other than the SDI Real Estate Leases. SDI’s use and operation of each such leased property conforms to all applicable Laws, and SDI has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12  Intellectual Property. SDI owns or possesses adequate enforceable rights to use all patents, patent applications, trademarks (both registered and unregistered), service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property”), necessary for the conduct of their businesses as conducted as of the date hereof, provided that the foregoing representation is made only to the SDI’s knowledge as it concerns third-party Intellectual Party, and except to the extent that the failure to own or possess adequate rights to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a SDI Material Adverse Effect; SDI and its Subsidiaries have not received any written notice of any pending or threatened action, suit, proceeding, or claim by any third party asserting infringement of third party intellectual property or challenging SDI’s or its Subsidiaries’ rights in or to any of their respective Intellectual Property or Intellectual Property owned or used by SDI or its Subsidiaries, which, if the subject of an unfavorable decision, would result in a SDI Material Adverse Effect; there are no pending, or to SDI’s knowledge, threatened judicial proceedings or interference proceedings against SDI or its Subsidiaries challenging SDI’s or such Subsidiaries rights in or to or the validity of the scope of any of SDI’s patents, patent applications, or proprietary information.

2.13   Agreements. Contracts and Commitments.

(a)    Section 2.13(a) of the SDI Disclosure Letter sets forth a complete and correct list (grouped according to the categories described in the subsections below) of SDI Contracts that are executory as of the date of this Agreement (each, a “SDI Material Contract” and collectively, the “SDI Material Contracts”):

(i)     each SDI Contract relating to any agreement obligating SDI or any of its Subsidiaries to indemnify, advance expenses to, or hold harmless any Person or any agreement of guaranty;

(ii)    each SDI Contract containing (A) any covenant that purports to limit the freedom of SDI, its Subsidiaries, or the Surviving Company to engage in any line of business or compete with any Person in any geographic area or line of business, make sales to any Person in any manner, or develop, market, or distribute products or service, (B) any most-favored pricing arrangement, any type of discount rights, or any right of first refusal, first notice, or first negotiation, (C) any exclusivity provision, (D) any non-solicitation provision with respect to employees of other Persons, or (E) any restriction on the use, exploitation, or enforcement of any Intellectual Property Rights owned by or exclusively licensed to SDI or any of its Subsidiaries;

(iii)   each SDI Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(iv)    each SDI Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $50,000, other than SDI Contracts in which the applicable acquisition or disposition has been consummated and there are no material ongoing obligations;

(v)   each SDI Contract relating to Indebtedness, including any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of SDI or any of its Subsidiaries or any loans or debt obligations with officers or directors of SDI, in each case, having an outstanding principal in an amount in excess of $50,000;

(vi)    each SDI Contract requiring payment by or to SDI after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development, or other agreement currently in force under which SDI has continuing obligations to develop or market any product, technology, or service, or any agreement pursuant to which SDI has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by SDI; or (C) any Contract to license any third party to manufacture or produce any product, service, or technology of SDI or any Contract to sell, distribute or commercialize any products or service of SDI or any of its Subsidiaries;

(vii)   each SDI Contract pursuant to which SDI or any of its Subsidiaries has provided funds to or made any loan, capital contribution, or other investment in, or assumed, guaranteed, or agreed to act as a surety with respect to any Liability of, any Person;

(viii)  each SDI Contract for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, or the acquisition of tangible assets of a substantial nature or operating business of, SDI or any of its Subsidiaries, or for the acquisition of any debt or equity security or other ownership interest of, or any tangible assets of a substantial nature or operating business of, any Person;

(ix)    each SDI Contract that requires a Consent of any Person in connection with, or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of, the Contemplated Transactions;

(x)    each SDI Contract wherein SDI or its Subsidiaries grants or obtains a right or license to any SDI IP, other than (i) click-wrap or shrink-wrap standard licenses for commercially available off-the-shelf software; (ii) open source software; and (iii) agreements with any customer of SDI or its Subsidiaries entered into in the Ordinary Course of Business;

(xi)    each SDI Contract with any financial advisor, broker, finder, investment banker, or other similar Person, providing advisory services to SDI in connection with the Contemplated Transactions;

(xii)   each SDI Real Estate Lease;

(xiii)  each SDI Contract with any Governmental Body;

(xiv)  each SDI Contract containing any royalty, dividend, or similar arrangement based on the revenues or profits of SDI or any of its Subsidiaries;

(xv)  each SDI Contract relating to a joint venture or partnership, joint development, merger, asset or share purchase, or divestiture involving SDI or any of its Subsidiaries;

(xvi)  each SDI Contract relating to settlement of any Legal Proceedings;

(xvii) each SDI Contract, offer letter, employment agreement, consulting agreement, or independent contractor agreement with any employee, consultant, or independent contractor that (A) is not terminable at will, without notice, severance, or other cost or Liability, or (B) provides for retention payments, change of control payments, severance, accelerated vesting, or any payment or benefit that may or will become due as a result of the Merger or the other Contemplated Transactions (whether alone or in connection with any other event); or

(xviii) any other SDI Contract that is not terminable at will (with no penalty or payment) by SDI or its Subsidiaries, as applicable, and (A) which involves payment or receipt by SDI or its Subsidiaries after the date of this Agreement under any such Contract of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate, or (B) that is material to the business or operations of SDI and its Subsidiaries, taken as a whole (both where the ownership of capital stock of TPB is and is not excluded from such materiality determination).

(b)   SDI has delivered or made available to TPB accurate and complete copies of all SDI Material Contracts, including all restatements, modifications, amendments, and supplements thereto. There are no SDI Material Contracts that are not in written form. Neither SDI nor any of its Subsidiaries has, nor to SDI’s Knowledge, as of the date of this Agreement has any other party to a SDI Material Contract, breached, violated, or defaulted under, or received notice that it breached, violated, or defaulted under, any of the terms or conditions of any SDI Material Contract. As to SDI and its Subsidiaries, as of the date of this Agreement, each SDI Material Contract is valid, binding, enforceable, and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any SDI Material Contract to change, any material amount paid or payable to SDI under any SDI Material Contract or any other material term or provision of any SDI Material Contract.

2.14    Compliance; Permits; Restrictions.

(a)     Each of SDI and its Subsidiaries is and has at all times been in compliance with all applicable Laws. Neither SDI nor any of its Subsidiaries has received any written notice, order, complaint or other communication from any Governmental Body or any other Person that SDI or any of its Subsidiaries has any Liability under any applicable Laws or that it is not or has at any time not been in compliance with any applicable Laws. No investigation or review by any Governmental Body regarding a violation of any applicable Laws with respect to SDI or any of its Subsidiaries has occurred, is pending or, to the Knowledge of SDI, threatened.

(b)    SDI has not received any inspection report, notice of adverse finding, warning letter, untitled letter or other correspondence with or notice from any Governmental Body alleging or asserting noncompliance with any applicable Laws that has not been resolved by SDI or that otherwise would not, individually or in the aggregate, reasonably be expected to have a SDI Material Adverse Effect. SDI and any person acting on behalf of SDI have been in compliance with applicable Laws relating to the regulation of SDI in any country.

(c)     There is no agreement, judgment, injunction, order or decree binding upon SDI which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of SDI, any acquisition of material property by SDI or the conduct of business by SDI as currently conducted, (ii) has or would reasonably be expected to have an adverse effect on SDI’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(d)    SDI holds all required Governmental Authorizations which are required or necessary for the operation of the business of SDI as currently conducted (the “SDI Permit”). Section 2.14 of the SDI Disclosure Letter identifies each SDI Permit. SDI is and has at all times been in material compliance with the terms of the SDI Permits. No Legal Proceeding is pending or, to the Knowledge of SDI, threatened, which seeks to revoke, limit, suspend, or materially modify any SDI Permit. The rights and benefits of each SDI Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by SDI as of the date of this Agreement and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Contemplated Transactions.

2.15    Legal Proceedings; Orders.

(a)   Except as set forth on Section 2.15 of the SDI Disclosure Letter, there is no Legal Proceeding to which SDI or any of its Subsidiaries is a party or of which any property or assets of SDI or any of its Subsidiaries is the subject, including any Legal Proceeding before any Governmental Body; and, to the Knowledge of SDI, no such Legal Proceedings are threatened or contemplated by a Governmental Body or other Person.

(b)    There is no pending Legal Proceeding and, to the Knowledge of SDI, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) SDI, (B) any of its Subsidiaries, (C) any SDI Associate (in his or her capacity as such) or (D) any of the assets owned or used by SDI or its Subsidiaries; or (ii) that challenges, or that would have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Contemplated Transactions.

(c)     Since January 1, 2018, no Legal Proceeding against SDI has resulted in material Liability to SDI.

(d)    There is no order, writ, injunction, judgment, or decree to which SDI or any of its Subsidiaries, or any of the material assets owned or used by SDI or any of its Subsidiaries, is subject. No officer or employee of SDI or any of its Subsidiaries is subject to any order, writ, injunction, judgment, or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity, or practice relating to the business of SDI or any of its Subsidiaries or to any assets owned or used by SDI or any of its Subsidiaries.

(e)     There is no Legal Proceeding by SDI or any of its Subsidiaries pending, or which SDI or any of its Subsidiaries has commenced preparations to initiate, against any other Person and, to the Knowledge of SDI.

2.16    Tax Matters.

(a)    SDI and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No claim has ever been made by any Governmental Body in any jurisdiction where SDI or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that SDI or such Subsidiary is subject to taxation by that jurisdiction.  Neither SDI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)    All income and other material Taxes due and owing by SDI or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of SDI and its Subsidiaries (i) did not, as of the date of the SDI Most Recent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the SDI Most Recent Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of SDI and its Subsidiaries in filing their Tax Returns. Since the date of the SDI Most Recent Balance Sheet, neither SDI nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business consistent with past custom and practice.

(c)    All Taxes that SDI or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers, or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    There are no Encumbrances for material Taxes (other than for Taxes not yet due and payable) upon any of the assets of SDI or any of its Subsidiaries.

(e)     No deficiencies for income or other material Taxes with respect to SDI or any of its Subsidiaries have been claimed, proposed, or assessed by any Governmental Body in writing. There are no pending or ongoing, and to the Knowledge of SDI, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of SDI or any of its Subsidiaries. Neither SDI nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f)     SDI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)   Neither SDI nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h)    Neither SDI nor any of its Subsidiaries (or TPB as a result of being successor to SDI) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes filed on or prior to the Closing Date; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) prepaid amount received on or prior to the Closing Date.  Neither SDI nor any of its Subsidiaries has made any election under Section 965(h) of the Code (or any similar provision of state, local, or foreign Law).

(i)     Neither SDI nor any of its Subsidiaries has ever been (i) a member of a consolidated, combined, or unitary Tax group (other than a group of which SDI is the common parent) or (ii) a party to any joint venture, partnership, or other arrangement that could be treated as a partnership for U.S. federal income Tax purposes. Neither SDI nor any of its Subsidiaries has any Liability for any material Taxes of any Person (other than SDI and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by Contract or otherwise.

(j)    Since January 1, 2018, neither SDI nor any of its Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provisions of state, local or foreign Law).

(k)    Neither SDI nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized; (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is treated as a U.S. corporation under Section 7874(b) of the Code; or (v) was created or organized in the U.S. such that such Entity would be taxable in the U.S. as a domestic Entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).

(l)     Neither SDI nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” or other “reportable transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(m)   Neither SDI nor any of its Subsidiaries is a party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Law), or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or foreign Law).

(n)   Neither SDI nor any of its Subsidiaries has taken or agreed to take any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

For purposes of this Section 2.16, each reference to SDI or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to SDI or such Subsidiary, respectively.

2.17   Employee and Labor Matters; Benefit Plans.

(a)    No labor disturbance by or dispute with employees of SDI or any of its Subsidiaries exists or, to the Knowledge of SDI, is threatened which would be reasonably likely to have a SDI Material Adverse Effect.

(b)    To the Knowledge of SDI, each material employee benefit plan (each, an “SDI Benefit Plan”), within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by SDI or any of its affiliates for employees or former employees of SDI and any of its Subsidiaries has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules, and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”); no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred which would result in a material liability to SDI or any of its Subsidiaries with respect to any such plan excluding transactions effected pursuant to a statutory or administrative exemption; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code has been incurred, whether or not waived, and the fair market value of the assets of each such plan (excluding for these purposes accrued but unpaid contributions) exceeds the present value of all benefits accrued under such plan determined using reasonable actuarial assumptions.

2.18  Environmental Matters. SDI and each of its Subsidiaries have complied with all applicable Environmental Laws, which compliance includes the possession by SDI of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to be material to SDI or its business. Neither SDI nor any of its Subsidiaries has received since January 1, 2018 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that SDI or any of its Subsidiaries is not in compliance with or has Liability pursuant to any Environmental Law and, to the Knowledge of SDI, there are no circumstances that would reasonably be expected to prevent or interfere with SDI’s or any of its Subsidiaries’ compliance in any material respects with any Environmental Law, except where such failure to comply would not reasonably be expected to have a SDI Material Adverse Effect. No current or (during the time a prior property was leased or controlled by SDI or any of its Subsidiaries) prior property leased or controlled by SDI or any of its Subsidiaries has had a release of or exposure to Hazardous Materials in material violation of or as would result in any material Liability of SDI or any of its Subsidiaries pursuant to Environmental Law. No Consent of or registration or filing with any Governmental Body is required by Environmental Laws in connection with the execution and delivery of this Agreement or the Contemplated Transactions. Prior to the date hereof, SDI has provided or otherwise made available to TPB true and correct copies of all material environmental reports, assessments, studies and audits in the possession or control of SDI or any of its Subsidiaries with respect to any property leased or controlled by SDI or any of its Subsidiaries or any business operated by them.

2.19   Insurance. Section 2.19 of the SDI Disclosure Letter lists all of the insurance policies and all self-insurance programs and arrangements of SDI and each of its Subsidiaries, as of the date of this Agreement, relating to the business, assets, liabilities, and operations of SDI and each of its Subsidiaries (the “Insurance Policies”; each, an “Insurance Policy”), complete and correct copies of which have been delivered and made available to TPB. Each Insurance Policy is in full force and effect, all premiums due thereon have been paid in full, and SDI and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2018, neither SDI nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any Insurance Policy; or (ii) refusal or denial of any coverage, reservation of rights, or rejection of any material claim under any Insurance Policy. SDI and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against SDI or any of its Subsidiaries for which SDI or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed SDI or any of its Subsidiaries of its intent to do so. There has not been any claim made against any Insurance Policy that has not been resolved. No Insurance Policy will terminate or lapse (or be affected in any other adverse manner) by reason of the Contemplated Transactions.

2.20   No Financial Advisors. Other than Houlihan Lokey, Inc., no broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of SDI or any of its Subsidiaries.

2.21   Disclosure. The statements made, and information supplied, by SDI and each of its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement (including the SDI Financials) will not, as of the date of the Proxy Statement or as of the date such information is first mailed to SDI’s stockholders, or (b) the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, in each case, (x) contain any statement that is inaccurate or misleading with respect to any material facts, or (y) omit any material fact necessary in order to make such information, in light of the circumstances under which such statement is made or information provided, not false or misleading.

2.22   Transactions with Affiliates.

(a)    Section 2.22(a) of the SDI Disclosure Letter (i) describes any material transactions or relationships, since January 1, 2018, between, on one hand, between SDI or any of its Subsidiaries and, on the other hand, any Related Party of SDI or to the Knowledge of SDI, any Immediate Family Member and (ii) identifies each Person who is (or who may be deemed to be) an Affiliate of SDI as of the date of this Agreement. Except as would not be material to SDI or its business, no Related Party of SDI or any of its Subsidiaries, or to the Knowledge of SDI, any Immediate Family Member: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, customer, independent contractor, or licensor of SDI or any of its Subsidiaries or their business; (b) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible, or intangible) that SDI or any of its Subsidiaries uses or has used in or pertaining to the business of SDI or any of its Subsidiaries; (c) has or has had any business dealings or a financial interest in any transaction with SDI or any of its Subsidiaries or involving any assets or property of SDI or any of its Subsidiaries, other than business dealings or transactions conducted in the Ordinary Course of Business consistent with past practice at prevailing market prices and on prevailing market terms; (d) licenses to or from SDI or any of its Subsidiaries any Intellectual Property Rights or holds any Intellectual Property Rights, tangible or fixed assets or any other assets currently used or required by SDI or its Subsidiaries to carry on their businesses as currently conducted; (e) has any outstanding payment claims against SDI or any of its Subsidiaries (including fees from licenses, services, or products, whether for specific performance, damages, or otherwise); (f) has any claims to enter into an agreement with, or to acquire from or dispose to SDI or its Subsidiaries any Intellectual Property Rights, fixed or tangible assets or other assets or to license to or from SDI or its Subsidiaries any Intellectual Property Rights; or (g) has made or, to the Knowledge of SDI, threatened any alleged claims against SDI or its Subsidiaries.

(b)    Section 2.22(b) of the SDI Disclosure Letter lists each stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, co-sale agreement, management rights agreement, or other similar Contract between SDI and any holder of Equity Interests in SDI, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer or negotiation, registration rights, director designation rights, or similar rights (collectively, the “Investor Agreements”).

(c)    All of the Investor Agreements can be terminated by SDI effective upon the Closing (regardless of any provisions therein providing for the survival of any obligations or Liability of SDI or its Subsidiaries thereunder), and upon termination in accordance with Section 5.11 will be of no further force or effect, and none of the parties to any of the Investor Agreements will have any obligation or Liability to any other party thereunder. Upon such termination of each Investor Agreement, no party thereto will have any surviving rights, remedies, or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement

(d)    None of SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf directly or indirectly took any willful or reckless action or inaction leading to the liquidation of Maidstone Insurance Company (“Maidstone”).  Without limiting the foregoing, SDI and its Subsidiaries did not treat the profitability of Maidstone as secondary to the profitability of SDI or other Subsidiaries to the detriment of Maidstone, there was no self-dealing or fraudulent or otherwise improper conveyances which contributed to or resulted in Maidstone being placed into liquidation on February 13, 2020 by the Superintendent of Financial Services of the State of New York.  No payments were made by Maidstone to SDI or any of its Subsidiaries, other than (i) pursuant to the terms of the management agreement among, SDI, Pillar General Inc., Maidstone and Interboro Management, Inc. dated April 1, 2018 (“Management Agreement”), and (ii) ordinary course operational payments.

2.23   Anti-Bribery. None of SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf has directly or indirectly offered, promised, or paid anything of value, including but not limited to bribes, rebates, payoffs, influence payments, kickbacks, political or charitable contributions, cash, entertainment gifts, free goods or services, employment, or any other benefit, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law, as amended, or any rules or regulations thereunder (collectively, the “Anti-Bribery Laws”). Neither SDI nor any of its Subsidiaries is or has been the subject of any investigation or inquiry, whether internal or initiated by any third party or Governmental Body, with respect to potential violations of Anti-Bribery Laws in the past five years.

2.24  Opinion of Financial Advisor. The SDI Special Committee has received an opinion of Houlihan Lokey, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations, and other matters set forth therein, that the Per Share Merger Consideration is fair, from a financial point of view, to holders of SDI Common Stock (other than Standard General L.P. and/or its Affiliates and portfolio companies and their respective officers and directors). It is agreed and understood that such opinion is for the benefit of the SDI Special Committee and may be relied upon by the SDI Board, but it not intended to, and does not, confer any rights or remedies upon any other Person (including TPB), and is not intended to be used, and may not be used, for any other purposes without the prior written consent of Houlihan Lokey, Inc, except to the extent specifically permitted pursuant to such opinion.

2.25   Disclaimer of Other Representations or Warranties.

(a)     Except as previously set forth in this Section 2 or in any certificate delivered by SDI to TPB and/or Merger Sub pursuant to this Agreement, SDI makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities, or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)    SDI acknowledges and agrees that, except for the representations and warranties of TPB and Merger Sub set forth in Section 3, neither SDI nor any of its Representatives is relying on any other representation or warranty of TPB or any other Person made outside of Section 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

3.           REPRESENTATIONS AND WARRANTIES OF TPB AND MERGER SUB

Subject to Section 10.12(h), except as disclosed in the TPB SEC Documents filed with or furnished to the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (a) without giving effect to any amendment thereof filed with or furnished to the SEC on or after the date hereof and (b) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward predictive or forward-looking in nature, (iii) in no event will any disclosure in the TPB SEC Documents qualify or limit the representations and warranties in Sections 3.1, 3.2, 3.3, 3.5 or 3.6), TPB and Merger Sub represent and warrant to SDI as follows:

3.1     Due Organization; No Subsidiaries.

(a)    Each of TPB and Merger Sub is duly organized, validly existing, and in good standing under the Laws of Delaware, and has all necessary organizational power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which each is bound. Since the date of its formation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b)    TPB is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a TPB Material Adverse Effect.

3.2    Organizational Documents. TPB has made available to SDI accurate and complete copies of TPB’s and Merger Sub’s Organizational Documents in effect as of the date of this Agreement. Neither TPB nor Merger Sub is in material breach or violation of its respective Organizational Documents.

3.3     Authority; Binding Nature of Agreement.

(a)    Each of TPB and Merger Sub has all necessary organizational power and authority to enter into and to perform its obligations under this Agreement and, with respect to Merger Sub, to the adoption of this Agreement by TPB in its capacity as sole member of Merger Sub, to perform its obligations hereunder and to consummate the Contemplated Transactions. The TPB Board (at meetings duly called and held) has, based on the recommendation of the TPB Special Committee, unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of TPB and its stockholders; and (ii) authorized, approved, and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Stock Merger Consideration and the Fractional Share Consideration to the SDI Stockholders and the treatment of SDI Options pursuant to this Agreement. TPB in its capacity as sole stockholder of Merger Sub has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole member; (B) authorized, approved, and declared advisable this Agreement and the Contemplated Transactions; and (C) upon the terms and subject to the conditions set forth in this Agreement, adopted this Agreement and thereby approved the Contemplated Transactions.

(b)    This Agreement has been duly executed and delivered by each of TPB and Merger Sub and, assuming the due authorization, execution and delivery by SDI, constitutes the legal, valid, and binding obligation of TPB and Merger Sub, enforceable against each of TPB and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4     Vote Required. The affirmative vote of TPB, as the sole member of Merger Sub, is the only vote of the holders of any class or series of Merger Sub’s equity interests necessary to approve the Contemplated Transactions.

3.5     Non-Contravention; Consents.

(a)    Assuming the Enumerated Items have each been obtained, neither (x) the execution, delivery, or performance of this Agreement by TPB or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)     contravene, conflict with, or result in a violation of any of the provisions of the Organizational Documents of TPB or Merger Sub, except for any such conflicts, violations, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions;

(ii)     contravene, conflict with, or result in a material violation of, or give any Governmental Body or other Person the right to challenge, the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment, or decree to which TPB or Merger Sub, or any of the assets owned or used by TPB or Merger Sub, is subject;

(iii)    contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by TPB, except for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions; or

(iv)    contravene, conflict with, or result in a violation or breach of, or result in a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, any provision of any TPB Contract, except for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions.

(b)    Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and DLLCA, and (ii) such Consents, as may be required under applicable federal and state securities Laws, the HSR Act and all applicable foreign competition Laws, if any, and the rules of the NYSE (the foregoing, the “Enumerated Items”), TPB is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (A) the execution, delivery, or performance of this Agreement or (B) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would prevent or materially delay the ability of TPB and Merger Sub to consummate the Contemplated Transactions. The TPB Special Committee and the sole stockholder of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery, and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.

3.6     Capitalization.

(a)    The authorized capital stock of TPB as of the Business Day immediately prior to the date of this Agreement, consists of (i) 190,000,000 authorized shares of voting common stock, $0.01 par value, of which 19,588,950 shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; (ii)  10,000,000 authorized shares of nonvoting common stock, $0.01 par value, of which no shares have been issued and are outstanding as of the Business Day immediately prior to the date of this Agreement; and (iii) 40,000,000 authorized shares of preferred stock, $0.01 par value, of which none were issued and outstanding. 134,130 shares of TPB Common Stock are held by TPB as treasury shares as of the Business Day immediately prior to the date of this Agreement. There are no accrued or declared but unpaid dividends on any TPB Common Stock or the capital stock of any of TPB’s Subsidiaries.

(b)   All of the outstanding shares of TPB Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the outstanding shares of capital stock (or other Equity Interest) of each Subsidiary of TPB have been duly authorized and validly issued, and are fully paid and nonassessable, and are owned by TPB or another Subsidiary of TPB, free and clear of any Encumbrances. Except as set forth in the bylaws of TPB or any other agreements, none of the outstanding shares of TPB Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance, or any similar right and none of the outstanding shares of TPB Common Stock is subject to any right of first refusal. Except as contemplated herein and in the bylaws of TPB and the Investor Agreements, there is no TPB Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, or otherwise disposing of (or granting any option or similar right with respect to), any shares of TPB Common Stock. TPB is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding shares of TPB Common Stock or other Equity Interests.

(c)    Under TPB’s stock option plans and programs, agreements or arrangements providing for any equity-based compensation for any Person, there are (i) options to purchase 808,903 shares of TPB Common Stock granted and currently outstanding; (ii) restricted share awards, restricted share units, performance share units or any similar award relating to 440,232 shares of TPB Common Stock granted and currently outstanding and (iii) 569,901 shares of TPB Common Stock that remain available for future issuance to officers, directors, employees, and consultants of TPB.

(d)    There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of TPB or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of TPB or any of its Subsidiaries; or (iii) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of TPB or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to TPB or any of its Subsidiaries.

(e)    All outstanding shares of TPB Common Stock, TPB Options and other Equity Interests of TPB and each of its Subsidiaries have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.

3.7    No Financial Advisors. Other than Duff & Phelps, LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of TPB.

3.8    Valid Issuance. The TPB Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid, and nonassessable.

3.9    Opinion of Financial Advisor. The TPB Special Committee has received an opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations, and other matters set forth therein, that the Contemplated Transactions are fair, from a financial point of view, to the stockholders of TPB. It is agreed and understood that such opinion is for the benefit of the TPB Special Committee and may be relied upon by the TPB Board, but it not intended to, and does not, confer any rights or remedies upon any other Person (including SDI), and is not intended to be used, and may not be used, for any other purposes without the prior written consent of Duff & Phelps, LLC, except to the extent specifically permitted pursuant to such opinion.

3.10   Tax Treatment of Merger Sub. For Tax Purposes, Merger Sub is, and has always been, classified as an entity disregarded from TPB (within the meaning of Treasury Regulation Section 301.7701-3) and will remain so qualified through the Closing Date or, if later, the date on which the Effective Time occurs.

3.11   Disclaimer of Other Representations or Warranties.

(a)    Except as previously set forth in this Section 3 or in any certificate delivered by TPB or Merger Sub to SDI pursuant to this Agreement, neither TPB nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities, or operations, and any such other representations or warranties are hereby expressly disclaimed.

(b)    Each of TPB and Merger Sub acknowledges and agrees that, except for the representations and warranties of SDI set forth in Section 2, none of TPB, Merger Sub, or any of their respective Representatives is relying on any other representation or warranty of SDI or any other Person made outside of Section 2, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case, with respect to the Contemplated Transactions.

4.           CERTAIN COVENANTS OF THE PARTIES

4.1     Operation of SDI’s Business.

(a)    Except as set forth on Section 4.1(a) of the SDI Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”), SDI shall and shall cause each of its Subsidiaries to conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts to which SDI or any of its Subsidiaries is a party or for which any of the assets of SDI or its Subsidiaries is subject.

(b)    Except as set forth on Section 4.1(b) of the SDI Disclosure Letter, as expressly required under this Agreement, or as required by applicable Law, without limiting the generality or effectiveness of the provisions of Section 4.1(a), during the Pre-Closing Period, SDI shall not, and shall cause its Subsidiaries to not, directly or indirectly, do any of the following:

(i)      declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of SDI Common Stock from terminated employees, directors, or consultants of SDI);

(ii)    except pursuant to the valid exercise of SDI Options that are outstanding on the date of this Agreement, in accordance with their terms as existing on the date of this Agreement, (A) sell, issue, grant, pledge, or otherwise dispose of, Encumber, or authorize any of the foregoing with respect to any Equity Interest, (B) modify, waive, or amend terms, or the rights of any holder, of any outstanding Equity Interest (including to reduce or alter the consideration to be paid to SDI upon the exercise of any Equity Interest), (C) grant any new SDI Option, or (D) accelerate, amend, or change the period of exercisability or vesting of any SDI Option or similar right or authorize any cash payment in exchange for any SDI Option or similar right, except as specifically authorized under this Agreement;

(iii)     except as required to give effect to anything in contemplation of the Closing, amend, or otherwise change any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification, repurchase or redemption of shares, stock split, reverse stock split, or similar transaction except for the Contemplated Transactions;

(iv)     form any Subsidiary or acquire any Equity Interest in any other Entity or enter into a joint venture with any other Entity;

(v)    (A) lend money to any Person, (B) incur or guarantee any Indebtedness, (C) assume, endorse, guarantee, or otherwise become responsible for (contingently or otherwise), the obligations of any Person, (D) make any loans, advances, or capital contributions, (E) make any capital expenditures or commitments, or (F) enter into or amend any Contract with respect to any of the above;

(vi)    other than as required by applicable Law or the terms of any SDI Benefit Plan as in effect on the date of this Agreement and disclosed in Section 4.1(b)(vi) of the SDI Disclosure Letter, (A) adopt, terminate, establish, or enter into any SDI Benefit Plan, (B) cause or permit any SDI Benefit Plan to be amended in any material respect, (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, benefits, or other compensation or remuneration payable to, any of its directors, officers, or employees, (D) increase or accelerate the compensation payable or to become payable (including bonus grants and retention payments) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit, to any of its directors, officers, employees, or consultants, (E) increase the severance or change of control benefits offered to any current or new directors, officers, or employees, or (F) terminate or give notice of termination to any (x) officer or (y) employee whose annual base salary is or is expected to be more than $50,000 per year, other than any termination for cause;

(vii)   recognize any labor union, labor organization, or similar Person, except as otherwise required by Law and after advance notice to TPB;

(viii) acquire any material asset or property (including any real property, whether via acquisition or lease) or sell, lease or otherwise irrevocably dispose of any of its material assets or properties (including any real property and any right or interest in any SDI Real Estate Leases), or grant any Encumbrance with respect to such assets or properties;

(ix)   sell, assign, transfer, or otherwise dispose of, purchase or otherwise acquire or obtain, or grant or receive any license, sublicense, or other rights under, any Intellectual Property Rights;

(x)     make, change, or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax Liability, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than six months), or adopt or change any material accounting method in respect of Taxes;

(xi)    enter into, amend, breach, or consent to the termination of any SDI Material Contract, amend, modify, waive, or consent to the termination of any of SDI’s or its Subsidiaries’ rights under any SDI Material Contract, or waive, release, or consent to the termination of any claims or rights of material value to SDI or any of its Subsidiaries under any SDI Material Contract;

(xii)   other than the incurrence or payment of any SDI Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, in amounts that exceed $50,000 in the aggregate;

(xiii)  other than as required by Law or GAAP, take any action to change accounting policies or procedures;

(xiv)   initiate, settle, or take any action not required in connection with any Legal Proceeding;

(xv)   terminate, cancel, amend, modify, allow to lapse or fail to renew any insurance coverage policy maintained by SDI or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;

(xvi)  file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy Laws; or

(xvii)  agree, resolve, or commit to do any of the foregoing.

4.2     Divestiture.  Prior to the Effective Time, SDI will cause all assets and liabilities related to SDI’s indirect wholly-owned subsidiary, Maidstone Insurance Company to be conveyed to the New York State Liquidation Bureau pursuant to an Order of Liquidation to be filed by the New York State Department of Financial Services.  SDI will have no ongoing Liability relating to Maidstone Insurance Company.

4.3     Access and Investigation.

(a)    During the Pre-Closing Period, upon reasonable notice, TPB, on the one hand, and SDI, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating, and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate; and (iv) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management or the board of directors of such Party, and any material notice, report, or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either TPB or SDI pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)    Notwithstanding the foregoing, either of TPB or SDI may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information, and TPB and SDI shall not be required to take any action under Section 4.3(a) which would constitute a waiver of the attorney-client privilege.

4.4     SDI Acquisition Proposals.

(a)    Notwithstanding anything contained in this Agreement to the contrary, prior to obtaining the Required SDI Stockholder Vote, in response to a bona fide SDI Acquisition Proposal by any Person, SDI may: (i) provide information in response to a request therefor (including nonpublic information regarding SDI or any of its Subsidiaries) to the Person who made such SDI Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such SDI Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the SDI Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such SDI Acquisition Proposal either constitutes an SDI Superior Offer or could reasonably be expected to result in an SDI Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the SDI Board to the SDI Stockholders under applicable Law.

(b)    If SDI or any Representative of SDI receives an SDI Acquisition Proposal or SDI Acquisition Inquiry at any time during the Pre-Closing Period, then SDI shall promptly (and in no event later than twenty-four (24) hours after SDI becomes aware of such SDI Acquisition Proposal or SDI Acquisition Inquiry) advise TPB orally and in writing of such SDI Acquisition Proposal or SDI Acquisition Inquiry (including the identity of the Person making or submitting such SDI Acquisition Proposal or SDI Acquisition Inquiry, and the material terms thereof). SDI shall keep TPB reasonably informed with respect to the status and material terms of any such SDI Acquisition Proposal or SDI Acquisition Inquiry and any material modification or proposed material modification thereto.

4.5     TPB Acquisition Proposals.

(a)  Notwithstanding anything contained in this Agreement to the contrary, prior to the Effective Time, in response to a bona fide TPB Acquisition Proposal by any Person, TPB may: (i) provide information in response to a request therefor (including nonpublic information regarding TPB or any of its Subsidiaries) to the Person who made such TPB Acquisition Proposal and (ii) participate in any discussions or negotiations with any such Person regarding such TPB Acquisition Proposal, in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the TPB Board determines in good faith after consultation with its outside legal counsel that, (x) based on the information then available and after consultation with its financial advisor, such TPB Acquisition Proposal either constitutes a TPB Superior Offer or could reasonably be expected to result in an TPB Superior Offer and (y) that the failure to take such action could be inconsistent with the fiduciary duties of the TPB Board to the TPB Stockholders under applicable Law.

(b)    If TPB or any Representative of TPB receives a TPB Acquisition Proposal or TPB Acquisition Inquiry at any time during the Pre-Closing Period, then TPB shall promptly (and in no event later than twenty-four (24) hours after TPB becomes aware of such TPB Acquisition Proposal or TPB Acquisition Inquiry) advise SDI orally and in writing of such TPB Acquisition Proposal or TPB Acquisition Inquiry (including the identity of the Person making or submitting such TPB Acquisition Proposal or TPB Acquisition Inquiry, and the material terms thereof). TPB shall keep SDI reasonably informed with respect to the status and material terms of any such TPB Acquisition Proposal or TPB Acquisition Inquiry and any material modification or proposed material modification thereto.

4.6     Notification of Certain Matters.

(a)     During the Pre-Closing Period, SDI shall promptly notify TPB in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any SDI Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting SDI or its Subsidiaries is commenced, or, to the Knowledge of SDI, threatened against SDI or its Subsidiaries or any director or officer of SDI or its Subsidiaries, (iv) SDI becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) SDI fails to comply with any covenant or obligation binding on it under this Agreement, in the case of (iv) and (v) that would reasonably be expected to result in conditions set forth in Sections 6 or 7 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to TPB pursuant to this Section 4.6(a) shall change, limit, or otherwise affect any of the representations, warranties, covenants or obligations of SDI or any of its Subsidiaries contained in this Agreement or SDI Disclosure Letter for purposes of Sections 6 or 7, as applicable.

(b)    During the Pre-Closing Period, TPB shall promptly notify  in writing and furnish copies of all relevant documents, if any of the following occurs: (i) any TPB Material Adverse Effect, (ii) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (iii) any Legal Proceeding against or involving or otherwise affecting TPB is commenced, or, to the Knowledge of TPB, threatened against TPB or any director or officer of TPB, (iv) TPB becomes aware of any inaccuracy in any representation or warranty made by it in this Agreement, or (v) TPB or Merger Sub fail to comply with any covenant or obligation binding on TPB or Merger Sub under this Agreement, in the case of (iv) and (v) that would reasonably be expected to result in conditions set forth in Sections 6 or 8 to not be satisfied as of the time such representation or warranty shall have become inaccurate or as of the time of such breach. No notification given to SDI pursuant to this Section 4.6(b) shall change, limit, or otherwise affect any of the representations, warranties, covenants, or obligations of TPB or Merger Sub contained in this Agreement for purposes of Sections 6 or 8, as applicable.

5.           ADDITIONAL AGREEMENTS OF THE PARTIES

5.1     Registration Statement; Proxy Statement.

(a)    As promptly as reasonably practicable after the date of this Agreement, (i) SDI shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the SDI Stockholders’ Meeting and (ii) TPB and SDI shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the SDI Stockholder Approval (the “Proxy Statement”) and (2) the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of TPB and SDI shall cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the Exchange Act, the Securities Act, and any other applicable Law. TPB shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of TPB and SDI shall furnish, and shall require its Representatives to furnish, all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested by the other party in connection with the preparation, filing, and distribution of the Proxy Statement and the Registration Statement. SDI covenants and agrees that the information provided by SDI or its Subsidiaries to TPB for inclusion in the Proxy Statement (including SDI Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. TPB makes no covenant, representation, or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting, and form of proxy included therewith), if any, based on information provided by SDI or its Subsidiaries or any of their Representatives specifically for inclusion therein. SDI makes no covenant, representation, or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting, and form of proxy included therewith), if any, other than with respect to the information provided by SDI or its Subsidiaries or any of their Representatives for inclusion therein. SDI and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. SDI shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the SDI Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.

(b)    Prior to the Effective Time, SDI will also take all commercially reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the applicable securities laws of each State in the United States in which any registered holder of SDI Common Stock has an address of record on the applicable record date for determining the holders of SDI Common Stock entitled to notice and to vote with respect to the SDI Stockholder Approval.

(c)   SDI will use commercially reasonable efforts to cause to be delivered to TPB a consent letter of SDI’s independent accounting firm (reasonably satisfactory in form and substance to TPB), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, before each of the date on which the Registration Statement is (i) initially filed and (ii) becomes effective (but, in each case, dated no more than two Business Days prior to such date).

(d)   SDI agrees that: (i) the SDI Board shall unanimously declare the Merger advisable and recommend that the SDI Stockholders vote to approve SDI Stockholder Matters (the recommendation of the SDI Board that the SDI Stockholders vote to adopt and approve this Agreement being referred to as the “SDI Board Recommendation”); and (ii) except in accordance with Section 5.2 hereof, the SDI Board Recommendation shall not be withdrawn or modified (and the SDI Board shall not publicly propose to withdraw or modify the SDI Board Recommendation) in a manner adverse to TPB, and no resolution by the SDI Board or any committee thereof to withdraw or modify the SDI Board Recommendation in a manner adverse to TPB or to adopt, approve, or recommend (or publicly propose to adopt, approve or recommend) any SDI Acquisition Proposal shall be adopted or proposed.

(e)    TPB agrees that the TPB Board will cause the shares of capital stock of Merger Sub to be voted in favor of the Merger.

(f)    As soon as reasonably practicable after the date hereof, in consultation with TPB, SDI shall duly set a record date, which shall be no later than ten (10) days after the Registration Statement is declared effective (the “SDI Record Date”) (and SDI shall use reasonable best efforts to cause the SDI Record Date to be the same date as the TPB Record Date), for the SDI Stockholders’ Meeting for the purpose of considering and voting on approval of (i) a proposal to adopt this Agreement, (ii) a non-binding advisory proposal on compensation payable to executive officers of SDI in connection with the Contemplated Transactions, and (iii) a proposal to adjourn the SDI Stockholders’ Meeting from time to time, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the SDI Stockholders’ Meeting to approve the matter contemplated by clause (i) of this Section 5.1(f) (the matters contemplated by this Section 5.1(f) are referred to as the “SDI Stockholder Matters,” and such meeting, the “SDI Stockholders’ Meeting”).  The SDI Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Notwithstanding anything to the contrary contained in this Agreement, SDI may adjourn or postpone the SDI Stockholders’ Meeting: (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law (or in connection with the settlement of any applicable litigation) is timely provided to SDI’s stockholders; (ii) if as of the time for which the SDI Stockholders’ Meeting is originally scheduled there are insufficient shares of SDI Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SDI Stockholders’ Meeting; or (iii) if additional time is reasonably required to solicit proxies in favor of the approval of the SDI Stockholder Matters.

(g)    If the SDI Board has not made a SDI Change of Recommendation as permitted by Section 5.2 hereof, SDI shall use reasonable best efforts to (i) solicit from the stockholders of SDI entitled to vote on the SDI Stockholder Matters proxies in favor of the approval of such matters and (ii) take all other actions necessary or advisable to obtain such approvals.

(h)    If, at any time prior to the Effective Time, TPB or SDI discovers any information relating to TPB or SDI or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and TPB and SDI shall promptly and jointly prepare an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the SDI Stockholders.

5.2     SDI Superior Offer.  Except as expressly permitted by this Section 5.2, neither the SDI Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, the recommendation by the SDI Board of this Agreement to the SDI Stockholders, (ii) take any public action or make any public statement in connection with the meeting of the SDI Stockholders that is substantively inconsistent with such recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide Acquisition Proposal (any of the actions described in clauses (i), (ii) or (iii), a “SDI Change of Recommendation”). Notwithstanding the foregoing, the SDI Board may make an SDI Change of Recommendation, if and only if, each of the following conditions is satisfied:

(a)     SDI receives an unsolicited SDI Acquisition Proposal that constitutes a SDI Superior Offer and such SDI Superior Offer has not been withdrawn;

(b)     SDI determines in good faith (after consultation with outside legal counsel), that in light of an SDI Superior Offer the failure to effect such SDI Change of Recommendation could cause it to violate its fiduciary duties to SDI Stockholders under applicable law;

(c)     TPB has received written notice from SDI (an “SDI Change of Recommendation Notice”) at least one (1) Business Day prior to such SDI Change of Recommendation, which notice shall (1) state expressly that SDI has received an SDI Acquisition Proposal which the SDI Board has determined is a SDI Superior Offer and that SDI intends to effect a SDI Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such SDI Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and

(d)     During the Pre-Closing Period, SDI and its advisors have negotiated in good faith with TPB (provided that TPB desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such SDI Acquisition Proposal would no longer constitute an SDI Superior Offer.

SDI shall ensure that the officers, directors and all employees, agents, and representatives (including any investment bankers, financial advisors, attorneys, accountants, or other representatives) of SDI or its Subsidiaries are aware of the conditions described in this Section 5.2 as reasonably necessary. Nothing contained in this Section 5.2 shall prohibit SDI or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

5.3     TPB Superior Offer.Except as expressly permitted by this Section 5.3, neither the TPB Board nor any committee thereof shall approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any bona fide Acquisition Proposal (any such action, a “TPB Change of Recommendation”). Notwithstanding the foregoing, the TPB Board may make a TPB Change of Recommendation, if and only if, each of the following conditions is satisfied:

(a)     TPB receives an unsolicited TPB Acquisition Proposal that constitutes a TPB Superior Offer and such TPB Superior Offer has not been withdrawn;

(b)     TPB determines in good faith (after consultation with outside legal counsel), that in light of a TPB Superior Offer the failure to effect such TPB Change of Recommendation could cause it to violate its fiduciary duties to TPB Stockholders under applicable law;

(c)     SDI has received written notice from TPB (a “TPB Change of Recommendation Notice”) at least one (1) Business Day prior to such TPB Change of Recommendation, which notice shall (1) state expressly that TPB has received a TPB Acquisition Proposal which the TPB Board has determined is a TPB Superior Offer and that TPB intends to effect a TPB Change of Recommendation and the manner in which it intends or may intend to do so and (2) include the identity of the person making such TPB Acquisition Proposal and a copy (if in writing) and summary of material terms of such SDI Acquisition Proposal; and

(d)     During the Pre-Closing Period, TPB and its advisors have negotiated in good faith with SDI (provided that SDI desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such TPB Acquisition Proposal would no longer constitute a TPB Superior Offer.

TPB shall ensure that the officers, directors and all employees, agents, and representatives (including any investment bankers, financial advisors, attorneys, accountants, or other representatives) of TPB or its Subsidiaries are aware of the conditions described in this Section 5.3 as reasonably necessary. Nothing contained in this Section 5.3 shall prohibit TPB or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

5.4     Regulatory Approvals.

(a)    TPB and SDI shall each promptly execute and file, or join in the execution and filing of, any application, notification, or other document that may be necessary in order to obtain the authorization, approval, expiration, or termination of any waiting period or Consent of any Governmental Body that may be reasonably required or advisable in connection with the consummation of the Contemplated Transactions.

(b)   TPB and SDI shall each use its commercially reasonable efforts to obtain all such authorizations, approvals, expirations or terminations of waiting periods, and Consents as promptly as possible after the execution of this Agreement, including the expiration or termination of the waiting period under the HSR Act, or under foreign competition Laws, with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, to the extent not completed prior to the date hereof, TPB and SDI shall each use its commercially reasonable efforts to make, or cause to be made, all filings required of it or any of its respective Affiliates under the HSR Act and foreign competition Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event shall file a Notification and Report Form pursuant to the HSR Act 15 Business Days after the execution of this Agreement, and any other filing or notification required pursuant to any foreign competition Law within 15 Business Days after the execution of this Agreement. TPB and SDI shall furnish promptly to the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice and any other requesting governmental authority additional information reasonably requested pursuant to the HSR Act or any foreign competition Laws in connection with such filings.

(c)   TPB and SDI shall each use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Body with respect to the Contemplated Transactions under any applicable antitrust Laws, including responding promptly to and complying with any requests for information relating to this Agreement or any initial filings required under the HSR Act, and any other additional filings (“Merger Notification Filings”) from any Governmental Body charged with enforcing, applying, administering, or investigating any antitrust Laws.

(d)    Notwithstanding anything to the contrary herein, (i) TPB shall not have any obligation to litigate or contest any such Legal Proceeding or order resulting therefrom and (ii) TPB shall not be under an obligation to make proposals, execute or carry out agreements, or submit to orders providing for (A) the sale, license, divestiture, or other disposition or holding separate of any assets of TPB or any of its respective Affiliates, (B) the imposition of any limitation or restriction on the ability of TPB or any of its respective Affiliates to freely conduct its business, or (C) any limitation or regulation on the ability of TPB or any of its Affiliates to exercise full rights of ownership of SDI.

5.5     Stock Option Matters.

(a)    At the Effective Time, each unexercised SDI Stock Option that is outstanding immediately prior to the Effective Time under the SDI Plan shall be cancelled and have no further force or effect.

(b)    Prior to the Effective Time, SDI shall take all actions that may be necessary or as may be reasonably requested by TPB (under the SDI Plan and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of SDI Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6     Indemnification of Officers and Directors.

(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of TPB and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of TPB or SDI and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of TPB or of SDI, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of TPB and the Surviving Company, jointly and severally, upon receipt by TPB or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to TPB, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)    The provisions of the certificate of incorporation and bylaws of TPB with respect to indemnification, advancement of expenses, and exculpation of present and former directors and officers of TPB that are presently set forth in the certificate of incorporation and bylaws of TPB shall not be amended, modified, or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of TPB. The Organizational Documents of the Surviving Company shall contain, and TPB shall cause the Organizational Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former managers and officers as those presently set forth in the certificate of incorporation and bylaws of TPB.

(c)    From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of SDI to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under SDI’s Organizational Documents and pursuant to any indemnification agreements between SDI and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) TPB shall fulfill and honor in all respects the obligations of TPB to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under TPB’s Organizational Documents and pursuant to any indemnification agreements between TPB and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)    From and after the Effective Time, TPB shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits no less favorable to TPB than in effect as of the date of this Agreement (provided, that TPB may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous). In addition, SDI shall purchase, prior to the Effective Time, a six year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of SDI’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (the “SDI D&O Tail Policy”).

(e)    From and after the Effective Time, TPB shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.

(f)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of TPB and SDI by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g)    In the event TPB or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of TPB or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. TPB shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.

5.7   Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall as promptly as practicable make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract (with respect to Contracts set forth in Section 5.7 of the SDI Disclosure Letter) to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.8    Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by SDI and TPB and thereafter TPB and SDI shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to TPB Associates or SDI Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to TPB Associates or SDI Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in TPB SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party), and (b) a Party may, without the prior consent of the other Parties hereto but subject to giving advance notice to the other Parties, issue any such press release or make any such public announcement or statement as may be required by any Law, court process or by obligations pursuant to any listing agreement with or listing rules of the NYSE or any other national securities exchange or national securities quotation system, in which case, if reasonably practicable, the Party proposing to issue such press release or make such public announcement or statement shall use its commercially reasonable efforts to consult in good faith with the other Parties before making issuing any such press release or making such public announcement or statement.

5.9     Listing. TPB shall use its commercially reasonable efforts (a) to maintain its existing listing on the NYSE until the Effective Time, (b) to the extent required by the rules and regulations of the NYSE, to prepare and submit to the NYSE a notification form for the listing of the shares of TPB Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by the rules of the NYSE, to file an initial listing application for the TPB Common Stock on the NYSE (the “NYSE Listing Application”) and to cause such NYSE Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with NYSE rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between the NYSE and such Party or its representatives. SDI will cooperate with TPB as reasonably requested by TPB with respect to the NYSE Listing Application and promptly furnish to TPB all information concerning TPB and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10   Tax Matters.

(a)    For Tax Purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which TPB and SDI are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state, and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)    The Parties shall use their respective reasonable best efforts to cause the Merger to qualify, and will not take any action or cause any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

(c)    Each of the Parties shall use its reasonable best efforts to obtain (i) the TPB Registration Statement Tax Opinion, (ii) SDI Registration Statement Tax Opinion, (iii) the TPB Closing Tax Opinion and (iv) SDI Closing Tax Opinion, including (A) delivering to Morgan, Lewis & Bockius LLP prior to the filing of the Registration Statement, tax representation letters in forms to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement and updated as necessary for the TPB Registration Statement Tax Opinion, the SDI Registration Statement Tax Opinion, the TPB Closing Tax Opinion and the SDI Closing Tax Opinion (such tax representation letter delivered by SDI, the “SDI Tax Representation Letter,” and such tax representation letter delivered by TPB, the “TPB Tax Representation Letter”), and (B) delivering to Lathrop GPM LLP, dated and executed as of the dates of such Tax opinions, the SDI Tax Representation Letter and the TPB Tax Representation Letter. Each of the Parties shall use its reasonable best efforts not to, and not permit any Affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.10(c).

(d)    The SDI Stockholders shall be responsible for all Transfer Taxes incurred in connection with the Merger. Any Transfer Tax described in the preceding sentence shall be paid to the relevant Tax authority when due by the SDI Stockholders, and shall their own expense, timely file any Tax Return or other document with respect to such Transfer Tax.

5.11   Termination of Certain Agreements and Rights. SDI shall terminate or shall cause to be terminated any Investor Agreements prior to the Effective Time, without any surviving obligation or Liability on any Person such that no party thereto will have any surviving rights, remedies, or powers in relation to any failure on the part of any other party or any other Person to perform any duty or obligation under such Investor Agreement.

5.12   Section 16 Matters. Provided that SDI delivers to TPB, in a timely fashion, all requisite information necessary for TPB and Merger Sub to take the actions contemplated by this Section 5.12, TPB and SDI shall, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of TPB Common Stock, restricted stock awards to acquire TPB Common Stock, and any options to purchase TPB Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TPB immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.13  Further Assurances. Each Party agrees to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

5.14   Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of SDI, the SDI Board, TPB and the TPB Board (including any committees thereof), as applicable, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

5.15  Stockholder Litigation. Each Party shall keep the other Party reasonably informed regarding any Legal Proceeding brought or threatened by any stockholder against such Party or any of its respective directors or officers relating to or challenging this Agreement or the consummation of the Contemplated Transactions. Prior to the Closing, each Party shall reasonably consult with and permit the other Party and its Representatives to participate in the defense of any such Legal Proceeding and each Party shall give consideration to the other Party’s advice with respect to such Legal Proceeding. Each Party shall promptly advise the other Party orally and in writing of the initiation of, and shall keep the other Party reasonably apprised of any material developments in connection with, any such Legal Proceeding, including any settlement negotiations.

5.16   Interim Lock-up. Without TPB’s written consent (which consent shall be granted or withheld at TPB’s sole discretion), SDI will not, prior to the Effective Time, offer to Transfer, or Transfer, any of the capital stock of TPB, including any shares of TPB Common Stock.

5.17   Fees and Expenses. Whether or not the Contemplated Transactions are consummated, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses.  All SDI Transaction Expenses incurred on or prior to the Closing date shall, to the extent practical, be paid by SDI prior to the Effective Time.

6.           CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1     Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction, judgement, or other order or decree shall have been issued and remain in effect by any tribunal, court, or other Governmental Body of competent jurisdiction or Law which has the effect of preventing, making illegal, or prohibiting the consummation of the Contemplated Transactions. There shall not be pending any Legal Proceeding by any Governmental Body of competent jurisdiction seeking to prohibit the consummation of the Contemplated Transactions.

6.3    Stockholder Approval. SDI shall have obtained the Required SDI Stockholder Vote.  TPB, as the sole stockholder of Merger Sub, shall have approved the Merger and the Contemplated Transactions.

6.4    Listing. The shares of TPB’s Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NYSE as of the Closing.

6.5    Regulatory Approvals. The applicable approvals, clearances, or waiting periods (and any extensions thereof) under the HSR Act or any foreign competition Laws that are applicable to the Contemplated Transactions shall have been obtained, expired or been earlier terminated.

7.           ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF TPB AND MERGER SUB

The obligations of TPB and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by TPB, at or prior to the Closing, of each of the following conditions:

7.1    Accuracy of Representations. Except for the representations and warranties set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d), the SDI Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of SDI set forth in Sections 2.6(a), 2.6(b) (other than the first two sentences thereof), 2.6(c) and 2.6(d) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date (other than, solely as of the Closing Date, inaccuracies that are de minimis in the aggregate on the Closing Date) with the same force and effect as if made on and as of such date. The representations and warranties of SDI contained in this Agreement (other than SDI Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any SDI Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any SDI Material Adverse Effect or other materiality qualifications as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to SDI Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

7.2    Performance of Covenants. SDI shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3     No SDI Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any SDI Material Adverse Effect.

7.4     Agreements and Documents. TPB shall have received the following documents, each of which shall be in full force and effect:

(a)     a certificate executed by the Chief Executive Officer or Chief Financial Officer of SDI certifying that the conditions set forth in Sections 6.6(a), 7.1, 7.2, 7.3, 7.4, and 7.7 have been duly satisfied;

(b)   a letter of resignation and waiver, in form reasonably satisfactory to TPB, duly executed by each member of the board of directors (or equivalent governing body) and each officer of SDI and each of its Subsidiaries, in each case, effective as of the Effective Time, evidencing the resignation of each such director and officer and waiving any and all Claims against SDI (other than Claims that such director or officer is entitled to indemnification under the Organizational Documents of, or any indemnification agreements with, SDI or its Subsidiaries);

(c)     evidence reasonably satisfactory to TPB that SDI has purchased the SDI D&O Tail Policy;

(d)   evidence reasonably satisfactory to TPB that SDI has paid in full all Indebtedness not included as Indebtedness on the Net Liabilities Estimate;

(e)    evidence reasonably satisfactory to TPB that the liquidator of Maidstone does not intend to take further action to pursue any claims or potential claims they had or might have had against SDI or any of its Subsidiaries or any of their respective directors, officers, employees, agents, or any other Person acting on their behalf with regard to the Management Agreement and any and all intercompany payments made between Maidstone, SDI and any Subsidiaries, or such documentation from the New York Liquidation Bureau that is reasonably acceptable to TPB; and

(f)     to the extent that certain License Agreement dated May 1, 2018 between SDI and Standard General L.P. (the “License Agreement”) does not expire in accordance with its terms or the License Agreement is renewed, evidence reasonably satisfactory to TPB that the License Agreement has been terminated prior to the Effective Time and that SDI has no continuing obligation or liability thereunder.

7.5    FIRPTA Certificate. TPB shall have received (i) an original signed statement from SDI that SDI is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for TPB to deliver such notice to the IRS on behalf of SDI following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of SDI, and in form and substance reasonably acceptable to TPB.

7.6     SDI Stockholder Approval. The SDI Stockholder Approval evidencing the Required SDI Stockholder Vote shall be in full force and effect.

7.7     Closing Tax Opinions. TPB shall have received the TPB Closing Tax Opinion.

7.8     Net Liabilities Estimate. The Net Liabilities Estimate delivered to TPB pursuant to Section 1.7 will reflect Net Liabilities of SDI and its Subsidiaries in an amount not exceeding $25,000 and be reasonably acceptable to TPB.

8.           ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SDI

The obligations of SDI to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction or the written waiver by SDI, at or prior to the Closing, of each of the following conditions:

8.1     Accuracy of Representations. The TPB Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date). The representations and warranties of TPB and Merger Sub contained in this Agreement (other than the TPB Fundamental Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (without giving effect to any references therein to any TPB Material Adverse Effect or other materiality qualifications), except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects without giving effect to any references therein to any TPB Material Adverse Effect or other materiality qualifications as of such particular date).

8.2    Performance of Covenants. TPB and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3     No TPB Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any TPB Material Adverse Effect.

8.4     TPB Closing Certificate. SDI shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of TPB confirming that the conditions set forth in Sections 6.6(b), 8.1, 8.2, 8.3 and 8.6 have been duly satisfied.

8.5     Merger Sub Approval. The approval by TPB, as the sole stockholder of Merger Sub, of the Merger and the Contemplated Transactions shall be in full force and effect.

8.6     Closing Tax Opinions. SDI shall have received the SDI Closing Tax Opinion.

9.           TERMINATION

9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the SDI Stockholder Matters by the SDI Stockholders and whether before or after approval of the TPB Stockholder Matters by the TPB Stockholders, unless otherwise specified below):

(a)     by mutual written consent of TPB and SDI;

(b)   by either TPB or SDI if the Contemplated Transactions shall not have been consummated by September 1, 2020 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to SDI, on the one hand, or to TPB, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that in the event a request for additional information has been made by any Governmental Body, or in the event the SEC has not declared the Registration Statement effective under the Exchange Act by at least 60 calendar days prior to the End Date, then either SDI or TPB shall be entitled to extend the End Date for an additional 60 calendar days by written notice to the other the Party;

(c)    by either TPB or SDI if a tribunal, court, or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable judgment, order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the Contemplated Transactions;

(d)    by either TPB or SDI if (i) the SDI Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and SDI’s stockholders shall have taken a final vote on the SDI Stockholder Matters and (ii) the SDI Stockholder Matters shall not have been approved at the SDI Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required SDI Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to SDI where the failure to obtain the Required SDI Stockholder Vote has been caused by the action or failure to act of SDI and such action or failure to act constitutes a material breach by SDI of this Agreement;

(e)   by SDI, upon a breach by TPB or Merger Sub of any representation, warranty, covenant, or agreement set forth in this Agreement or if any representation or warranty of TPB or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that SDI is not then in material breach of any representation, warranty, covenant, or agreement under this Agreement; provided, further, that if such breach by TPB or Merger Sub or such inaccuracy in TPB’s or Merger Sub’s representations and warranties is curable by TPB or Merger Sub prior to the End Date, then this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from SDI to TPB of such breach or inaccuracy and SDI’s intention to terminate pursuant to this Section 9.1(e) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(e) as a result of such particular breach or inaccuracy if such breach or inaccuracy is cured prior to such termination becoming effective);

(f)    by TPB, upon a breach by SDI of any representation, warranty, covenant, or agreement set forth in this Agreement or if any representation or warranty of SDI shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that TPB is not then in material breach of any representation, warranty, covenant, or agreement under this Agreement; provided, further, that if such breach by SDI or such inaccuracy in SDI’s representations and warranties is curable by SDI prior to the End Date then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or inaccuracy until the expiration of a 15-day period commencing upon delivery of written notice from TPB to SDI of such breach or inaccuracy and TPB’s intention to terminate pursuant to this Section 9.1(f) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(f)  as a result of such particular breach or inaccuracy if such breach or in accuracy is cured prior to such termination becoming effective);

(g)   by SDI at any time prior to the approval of the SDI Stockholder Matters by the Required SDI Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that SDI has complied in all material respects with its obligations under Sections 4.4 and 5.2; and

(h)   by TPB at any time prior to the approval of the SDI Stockholder Matters by the Required SDI Stockholder Vote in order to enter into a definitive agreement to consummate a Superior Offer; provided that TPB has complied in all material respects with is obligations under Sections 4.5 and 5.3.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a)  Section 5.7, this Section 9.2, Section 10 and the terms defined in such Sections shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party of any Liability for any willful and material breach of any representation, warranty, covenant, obligation, or other provision contained in this Agreement.

9.3     Termination Fee. In the event of the termination of this Agreement by SDI pursuant to Section 9.1(g), SDI will pay to TPB the TPB Termination Fee.

10.         MISCELLANEOUS PROVISIONS

10.1  Amendment. This Agreement may be amended with the approval of the respective boards of directors or other governing bodies of SDI, Merger Sub, and TPB at any time (whether before or after obtaining the Required SDI Stockholder Vote or the Required TPB Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made without the further approval of such stockholders if the further approval of such stockholders is required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of SDI, Merger Sub, and TPB.

10.2   Waiver.

(a)    No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(c)    No extension or waiver by TPB or Merger Sub shall require the approval of the stockholders of TPB unless such approval is required by Law, and no extension or waiver by SDI shall require the approval of the SDI Stockholders unless such approval is required by Law.

10.3  Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, together with the Transaction Documents, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.4  Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

10.5   Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.6  Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect.

10.7   Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery if delivered by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to TPB or Merger Sub:

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229
Attention: James Dobbins and Robert Lavan
Email: jdobbins@tpbi.com and rlavan@tpbi.com

with a copy to (which shall not constitute notice):

Lathrop GPM LLP
80 South 8th Street
500 IDS Center
Minneapolis, MN 55402
Attention: Christopher A. Carlisle
Email: christopher.carlisle@lathropgpm.com

if to SDI:

Standard Diversified Inc.
767 5th Avenue, 12th Floor
New York, NY 10153
Attention: Brad Tobin
Email: bradtobin@standiv.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman
Email: justin.chairman@morganlewis.com

10.8   Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

10.9  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity and prior to the valid exercise of any termination right by the Parties in accordance with Section 9.1. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.10  No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.11  Acknowledgement; Waiver of Conflicts; Retention of SDI Privilege.

(a)    Each of the Parties hereto acknowledges and agrees that Morgan Lewis has acted as counsel to SDI in various matters involving a range of issues and as counsel to SDI in connection with the negotiation of this Agreement and consummation of the Contemplated Transactions.

(b)    In connection with any matter or dispute under this Agreement, each of TPB and Merger Sub hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Company following the Closing to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Morgan Lewis’s prior representation of SDI and (ii) Morgan Lewis’s representation of any of the Securityholders (collectively, the “Protected Parties”) prior to and after the Closing.

(c)     Each of TPB and Merger Sub further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among any of Morgan Lewis, any of the Protected Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Contemplated Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Protected Parties, shall be controlled by the Protected Parties and shall not pass to or be claimed by TPB or Merger Sub or, following the Closing, the Surviving Company. All Deal Communications that are subject to the attorney-client privilege (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Protected Parties and shall not pass to or be claimed by any of TPB, Merger Sub or, following the Closing, the Surviving Company; provided, further, that nothing contained herein shall be deemed to be a waiver by any of TPB, Merger Sub, or any of their respective Affiliates (including, after the Closing, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(d)   Notwithstanding the foregoing, in the event that a dispute arises between TPB and Merger Sub or, after the Closing, the Surviving Company, on the one hand, and a third party other than the Securityholders, on the other hand, TPB and Merger Sub or, following the Closing, the Surviving Company, may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that neither TPB or Merger Sub, nor, following the Closing, the Surviving Company may waive such privilege without the prior written consent of the Securityholders (such consent not to be unreasonably withheld, conditioned, or delayed). In the event that TPB or Merger Sub or, following the Closing, any Protected Party is legally required by order of a Governmental Body to access or obtain a copy of all or a portion of the Privileged Deal Communications, TPB shall immediately (and, in any event, within five Business Days) notify the Protected Parties in writing (including by making specific reference to this Section 10.11(d)) so that the Protected Parties can seek a protective order and TPB agrees to use all commercially reasonable efforts to assist therewith.

(e)    To the extent that Privileged Deal Communications maintained by Morgan Lewis constitute property of its clients, only the Protected Parties shall hold such property rights and Morgan Lewis shall have no duty to reveal or disclose any such Privileged Deal Communications by reason of any attorney-client relationship between Morgan Lewis, on the one hand, and SDI, on the other hand so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f)    Each of TPB and Merger Sub agrees on behalf of itself and, following the Closing, the Surviving Company, to the extent that TPB or Merger Sub or, after the Closing, the Surviving Company, receives or takes physical possession of any Privileged Deal Communications, such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Protected Parties or any other Person, of the privileges or protections described in this Section 10.11, and neither TPB or Merger Sub nor, following the Closing, the Surviving Company shall (i) assert any claim that any of the Protected Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any Privileged Deal Communications, or (ii) seek to obtain the Privileged Deal Communications from Morgan Lewis so long as such Privileged Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party..

10.12  Construction.

(a)    References to “cash,” “dollars” or “$” are to U.S. dollars.

(b)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c)     The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g)    The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h)    The Parties agree that the SDI Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the SDI Disclosure Letter shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i)     Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two Business Days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Parties and their Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the TPB SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(j)    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next regular Business Day.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TURNING POINT BRANDS, INC.

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	Senior Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STANDARD MERGER SUB, LLC

By:	/s/ James Dobbins
Name:	James Dobbins
Title:	Senior Vice President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

STANDARD DIVERSIFIED INC.

By:	/s/ Gregory Baxter
Name:	Gregory Baxter
Title:	Interim Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Claim” means threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal or administrative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Damages” means any and all losses, costs, obligations, Liabilities, costs of settlement, fines, penalties, damages, expenses, Taxes, or other charges.

“DGCL” means the General Corporation Law of the State of Delaware.

“Divestitures” means the transactions described in Sections 4.2(a) and (b).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and “Encumber” shall have corresponding meaning.

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and (ii) Law governing specific performance, injunctive relief, and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization, or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including any Law or regulation relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Entity, and any subscription, option, call, warrant, right, security instrument (including debt securities) or obligation or any other security, either currently or otherwise convertible, exchangeable or exercisable into such.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fractional Share Consideration” means the aggregate number of shares of TPB Common Stock required in order to round the portion of merger consideration received by each individual holder of SDI Common Stock, SDI Restricted Stock Awards and SDI RSU Awards (after aggregating all fractional shares of TPB Common Stock issuable to such holder) up to the next whole share of TPB Common Stock.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, certification, franchise, permission, approval, exemption, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity, and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including the NYSE).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family Member” means with respect to any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home (other than employees or tenants).

 “Indebtedness” means the sum of the following, whether or not contingent or due and payable: (i) indebtedness of SDI or any of its Subsidiaries for borrowed money, including convertible debt; (ii) obligations of SDI or any of its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations of SDI or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of SDI or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of SDI or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by SDI or any of its Subsidiaries or secured by an Encumbrance on the assets of SDI or any of its Subsidiaries; (vii) any overdue accounts payable of SDI or any of its Subsidiaries; (viii) any acceleration, termination fees, pre-payment fees, balloons, or similar payments on any of the foregoing; and (ix) all accrued interest on any of the foregoing.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (ii) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (iii) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (iv) patents and industrial property rights; (v) other similar proprietary rights in intellectual property of every kind and nature; (vi) rights of privacy and publicity; and (vii) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(i)” through “(vi)” above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies, and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities after reasonable inquiry. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of the NYSE or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any claim, action, cause of action, suit, demand, tender of indemnity, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Net Liabilities” means the total liabilities of SDI and its Subsidiaries, less the total assets of SDI and its Subsidiaries (other than the TPB Common Stock owned by SDI) as of the Effective Time, as determined in accordance with GAAP.

“NYSE” means the New York Stock Exchange.

“Ordinary Course of Business” means, with respect to any Entity, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that for the avoidance of doubt, Ordinary Course of Business shall exclude any breach of Contract or violation of applicable Law.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation, or organization of such Person and (ii) all bylaws, regulations, and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Party” or “Parties” means SDI, TPB, and Merger Sub.

 “Permitted Encumbrance” means: (i) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the SDI Most Recent Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of SDI or any of its Subsidiaries; (iii) statutory liens to secure obligations to landlords, lessors, or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (v) non-exclusive licenses of Intellectual Property Rights granted by SDI or any of its Subsidiaries, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (vi) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials, or supplies.

“Person” means any individual, Entity, or Governmental Body.

“Proxy Statement” means the proxy statement to be sent to SDI’s stockholders in connection with the SDI Stockholders’ Meeting.

“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register TPB Common Stock) to be filed with the SEC by TPB registering the public offering and sale of TPB Common Stock to some or all holders of SDI Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Related Party” means, with respect to any specified Person: (i) any Affiliate of such specified Person, or any director, executive officer, general partner, or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member, or in a similar capacity of such specified Person; (iii) any other Person who holds, individually or together with any Affiliate of such other Person, more than 5% of the outstanding equity, ownership, or voting interests of such specified Person.

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors, and representatives.

“SDI Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to an SDI Acquisition Proposal.

“SDI Acquisition Proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of TPB or any of its Affiliates) contemplating or otherwise relating to any SDI Acquisition Transaction.

“SDI Acquisition Transaction” means any transaction or series of related transactions involving:

•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which SDI is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of SDI or (iii) in which SDI issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of SDI and its subsidiaries, as applicable, taken as a whole.

“SDI Associate” means any current or former employee, independent contractor, officer, or director of SDI or any of its Subsidiaries.

“SDI Board” means the board of directors of SDI.

“SDI Closing Tax Opinion” means a written opinion from Morgan Lewis to SDI, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Morgan Lewis shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.

“SDI Common Stock” means the SDI Class A Common Stock and SDI Class B Common Stock.

“SDI Contract” means any Contract: (i) to which SDI or any of its Subsidiaries is a Party; (ii) by which SDI or any of its Subsidiaries or any SDI IP or any other asset of SDI or its Subsidiaries is or may become bound or under which SDI or any of its Subsidiaries has, or may become subject to, any obligation; or (iii) under which SDI or any of its Subsidiaries has or may acquire any right or interest.

“SDI Fundamental Representations” means the representations and warranties of SDI set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization; Ownership of the Owned Shares), and 2.20 (No Financial Advisors).

“SDI IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or licensed to, SDI or its Subsidiaries.

“SDI Material Adverse Effect” means any effect that is or would be reasonably expected to be materially adverse to the business, assets, or Liabilities of SDI and its Subsidiaries, taken as a whole. In addition to, and without limiting, the foregoing, any effect that is or would reasonably be expected to be materially adverse to the business, assets, or Liabilities of SDI and its Subsidiaries, taken as a whole, but excluding the ownership of capital stock of TPB, shall also constitute a SDI Material Adverse Effect.

“SDI Most Recent Balance Sheet” means the audited consolidated balance sheet of SDI at December 31, 2019, as included in the “SDI Financials.”

 “SDI Options” means options granted pursuant to the equity plan of SDI.

“SDI Plan” means the 2017 Omnibus Equity Incentive Plan of SDI.

“SDI Registration Statement Tax Opinion” means a written opinion from Morgan Lewis to SDI, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions, and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Morgan Lewis shall be entitled to rely upon customary assumptions, representations, warranties, and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.

“SDI Restricted Stock Award” means an award of shares of SDI Common Stock granted under the SDI Plan that is unvested or subject to a risk of forfeiture.

“SDI RSU Award” means an award of restricted stock units relating to shares of SDI Common Stock granted under the SDI Plan.

“SDI Stockholder” means a holder of SDI Common Stock.

“SDI Superior Offer” means an unsolicited bona fide written SDI Acquisition Proposal that is on terms and conditions that the SDI Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by SDI to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to SDI’s stockholders than the terms of the Contemplated Transactions.

“SDI Transaction Expenses” means all fees and expenses incurred by SDI at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of SDI, including any and all fees and expenses relating to the SDI D&O Tail Policy.  SDI Transaction Expenses will specifically include: (i) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (ii) the NYSE Fees; (iii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent; and (iv) any fees and expenses incurred by the financial printer or the proxy solicitor in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (i) above).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of SDI Common Stock or SDI Options.

“Standard Outdoor” means Standard Outdoor, LLC, and its Subsidiaries, consisting of Standard Outdoor Southeast I LLC, Standard Outdoor II LLC, and Standard Outdoor Southwest LLC.

“Stock Merger Consideration” means a total number of shares of TPB Common Stock equal to 97% of the total number of shares of TPB Common Stock owned by SDI as of the Effective Time of the Merger.

An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign, or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof of any kind whatsoever, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Purposes” means for United States federal income tax purposes as well as for any corresponding state and local income tax purposes.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“TPB Termination Fee” means $3,000,000.

“TPB Acquisition Inquiry” means an inquiry, indication of interest, or request for information (other than an inquiry, indication of interest or request for information made or submitted by the other Party to such Party) that would reasonably be expected to lead to a TPB Acquisition Proposal.

“TPB Acquisition Proposal” means any offer or proposal, whether written or oral contemplating or otherwise relating to any TPB Acquisition Transaction.

“TPB Acquisition Transaction” means any transaction or series of related transactions involving:

•
any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which TPB is a constituent entity, (ii) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of TPB or (iii) in which TPB issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•
any sale, lease, exchange, transfer, license, acquisition, or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of TPB and its subsidiaries, as applicable, taken as a whole.

“TPB Associate” means any current or former employee, independent contractor, officer or director of TPB.

“TPB Board” means the board of directors of TPB.

 “TPB Closing Price” means the volume-weighted average closing trading price of a share of TPB Common Stock on the NYSE for the five consecutive trading days ending five trading days immediately prior to the Closing Date.

“TPB Closing Tax Opinion” means a written opinion from Lathrop GPM LLP to TPB, dated as of the Closing Date, based on the facts, representations, assumptions, and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Lathrop GPM LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.

“TPB Common Stock” means the TPB Voting Common Stock, $0.01 par value.

 “TPB Contract” means any Contract: (i) to which TPB or Merger Sub is a party; (ii) by which TPB, Merger Sub, or any asset of TPB or Merger Sub is or may become bound or under which TPB or Merger Sub has, or may become subject to, any obligation; or (iii) under which TPB or Merger Sub has or may acquire any right or interest.

“TPB Fundamental Representations” means the representations and warranties of TPB and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), and 3.6 (No Financial Advisors).

“TPB Material Adverse Effect” means any effect that would prevent or materially delay the ability of TPB to consummate the Contemplated Transactions; provided that any effects resulting from the COVID-19 crisis shall not constitute a TPB Material Adverse Effect for purposes of this Agreement.

“TPB Registration Statement Tax Opinion” means a written opinion from Lathrop GPM LLP to TPB, dated as of such date as may be required by the SEC in connection with the filing of the Registration Statement, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in substantially the form to be reasonably agreed to by the Parties within 30 days of the execution date of this Agreement, to the effect that the Merger will or should qualify for the Intended Tax Treatment. In rendering such opinion, Lathrop GPM LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including the representations set forth in the SDI Tax Representation Letter and the TPB Tax Representation Letter.

“TPB SEC Documents” means the registration statements, proxy statements, certifications and other statements, reports, schedules, forms and other documents furnished or filed by or on behalf of TPB with the SEC, including any certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act).

“TPB Stockholder” means a holder of TPB Common Stock.

“TPB Superior Offer” means an unsolicited bona fide written TPB Acquisition Proposal that is on terms and conditions that the TPB Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by TPB to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to TPB’s stockholders than the terms of the Contemplated Transactions.

 “Transaction Documents” means this Agreement, the SDI Disclosure Letter and each other agreement, certificate, document and instrument contemplated hereby and thereby, including all Schedules, Annexes, and Exhibits hereto and thereto.

“Transfer” shall mean any direct or indirect (i) sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, Encumbrance or other disposition to any Person, including those by way of hedging or derivative transactions or (ii) swap, hedge, short position, call, or other arrangement that is designed to or which could reasonably be expected to lead to or result in, directly or indirectly, a transfer of the economic consequence of ownership of any TPB Common Stock.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added, real property, and similar Taxes and fees (including any penalties and interest thereon).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Recitals
Amended and Restated SDI Charter	6.6
Anti-Bribery Laws	2.23
Certificate of Merger	1.3
Closing	1.3
Closing Date	1.3
Costs	5.5(a)
Deal Communications	10.12(c)
D&O Indemnified Parties	5.5(a)
Effective Time	1.3
End Date	9.1(b)
Exchange Agent	1.7(a)
Exchange Fund	1.7(a)
FTC	5.3(b)
Insurance Policies	2.19
Intellectual Property	2.12
Intended Tax Treatment	5.9(a)
Investor Agreements	2.22(b)
Letter of Transmittal	1.7(b)
License Agreement	7.4(f)
Merger	Recitals
Merger Notification Filings	5.3(c)
Merger Sub	Preamble
Owned Shares	2.6(f)
Per Share Merger Consideration	1.5(a)
Pre-Closing Period	4.1(a)
Privileged Deal Communications	10.12(c)
Protected Parties	10.12(b)
Proxy Statement	5.1(a)
Required SDI Stockholder Vote	2.4
SDI	Preamble
SDI Benefit Plan	2.17(b)
SDI Board Recommendation	5.1(d)
SDI Book Entry Shares	1.6
SDI D&O Tail Policy	5.5(d)
SDI Disclosure Letter	2
SDI Financials	2.7(a)
SDI Material Contract(s)	2.13(a)
SDI Permit	2.14(d)
SDI Real Estate Leases	2.11
SDI Record Date	5.1(g)
SDI Special Committee	Recitals
SDI Stock Certificate	1.6
SDI Stockholder Matters	5.1(g)
SDI Stockholder Approval	2.4
SDI Stockholders’ Meeting	5.1(g)
SDI Tax Representation Letter	5.9(c)
Required SDI Stockholder Vote	2.4
Surviving Company	1.1
TPB	Preamble
TPB Special Committee	Recitals

Term	Section
TPB Tax Representation Letter	5.9(c)